SCHEDULE 14A INFORMATION

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Porta Systems Corp.
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N.A.
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PORTA SYSTEMS CORP.
6851 Jericho Turnpike
Syosset, New York 11791

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 24, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Porta Systems Corp., will be held at the offices of the Corporation, 6851 Jericho Turnpike, Syosset, New York 11791, on Thursday, July 24, 2008, at 11:00 A.M. local time. At the meeting, you will be asked to vote on:

(1)    The election of six directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)    The approval of one-for-11.11 reverse split of our common stock;

(3)    The approval of the restructuring plan;

(4)    The approval of the selection of BDO Seidman, LLP as the company’s independent registered accounting firm for the year ending December 31, 2008; and

(5)    The transaction of such other and further business as may properly come before the meeting.

The board of directors has fixed the close of business on May 29, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A list of stockholders of record on the record date will be available for inspection by stockholders at the office of the Corporation, 6851 Jericho Turnpike, Syosset, New York 11791 during the ten days prior to the meeting.

The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting.

By order of the Board of Directors Michael A. Tancredi Secretary

Syosset, New York
June 2, 2008

THIS MEETING IS VERY IMPORTANT TO US AND TO OUR STOCKHOLDERS. ONE OF THE MATTERS TO BE VOTED UPON, THE ONE-FOR-11.11 REVERSE SPLIT, REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

PORTA SYSTEMS CORP.
6851 Jericho Turnpike
Syosset, New York 11791

PROXY STATEMENT

Annual Meeting of Stockholders
July 24, 2008

The accompanying proxy and this proxy statement have been prepared by our management for the board of directors. Your proxy is being solicited by the board of directors for use at the 2008 annual meeting of stockholders to be held at the offices of the Corporation, 6851 Jericho Turnpike, Syosset, New York 11791, on  Thursday, July 24, 2008 at 11:00 A.M. or at any adjournment thereof. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being mailed to stockholders, on or about June 2, 2008.

WHY IS THIS MEETING IMPORTANT TO OUR STOCKHOLDERS?

Although you are being asked to vote on four proposals at this meeting, we believe that the proposals for the one-for-11.11 reverse split and the restructuring plan are crucial to our ability to continue in business. The reverse split is a necessary component of our restructuring plan. Pursuant to the restructuring plan:

•
The holder of our senior debt will convert all of the senior debt (other than principal and interest on senior debt representing a $1,000,000 loan that was made in October 2007) into (i) a note in the principal amount of $10,000,000 plus interest accrued subsequent to June 30, 2007, to the date of the restructuring plan, which is estimated at $1,250,000 (the principal and interest aggregating approximately $11,250,000 shall be referred to as the "Senior Debt"), based on a July 31, 2008 effective date which may be extended by the Corporation to August 31, 2008 (the "Effective Date") and (ii) 70% of our common stock after giving effect to the proposed one-for-11.11 reverse split. The Senior Debt will bear interest at 12.5% annually and will be amortized over its 6¾ year life.

•
The holders of our subordinated notes are converting all but $1,750,000 principal amount of their debt, including accrued interest, into 14% of our common stock. The remaining debt will be repaid based upon a 25 year amortization schedule and will mature 7½ years from the Effective Date. Such debt will bear interest at 10% annually payable quarterly in arrears.

•
The holders of our convertible debentures will be offered the right to convert their debentures into a subordinated note in the principal amount equal to their proportionate share (based on the principal amount of debentures) of $100,000 and their proportionate shares of 1% of our common stock. These notes will have the same 25 year amortization schedule and the same maturity date of 7½ years from the Effective Date as the notes received by the subordinated note holders. The $100,000 notes will bear interest at 10% annually payable quarterly in arrears.

•	Certain other creditors have agreed to accept substantial discounts on their outstanding claims.

In October 2007, we borrowed an additional $1,000,000 from our senior debt holder to meet our immediate capital requirements. This note is currently due September 1, 2008. In the debt restructuring, the maturity date of this note will be extended to September 1, 2010 (the "New Note"). The New Note is senior to all other debt other than the Senior Debt with which it shares seniority.

We believe that the restructuring plan is necessary for the following reasons:

•	At March 31, 2008, the principal and interest on our senior debt was $25,375,000, all of which matures on September 1, 2008.

•	At March 31, 2008, the principal and interest on our subordinated debt was approximately $13,275,000, and we are in default under the notes relating to our subordinated debt.

•	At March 31, 2008, the principal and interest on our convertible debt was approximately $685,000 and we are in default under our convertible notes.

•	At March 31, 2008, we had a working capital deficiency of approximately $35,104,000 and a negative stockholders’ equity of approximately $31,148,000.

•
We sustained a net loss of $2,744,000 for 2007, as compared with a net income of $2,182,000, for 2006, and we used cash of $1,854,000 in our continuing operations in 2007 as compared with 2006 when we generated a cash flow from continuing operations of $4,210,000. Our losses are continuing and we reported a net loss for the first quarter of 2008.

•
The restructuring plan will eliminate principal of and interest on approximately $25,235,000 of debt and will provide for amortization of the remaining debt on terms that we believe we will be able to meet.

•
If the restructuring plan is not approved and effected, we will not be able to pay our senior debt when it matures on September 1, 2008, and we cannot assure you that our senior lender would be willing to grant us any additional extensions.

•
We believe that the restructuring plan provides reasonable payment terms and that, with a restructured debt, we will be in a position to operate without the constant threat of bankruptcy resulting from the terms of our senior debt and our defaults on our subordinated debt. During the past years, even in years when we operated profitably, the threat of bankruptcy affected our ability both to generate new business and to attract senior level personnel.

•
If we do not get an extension on the senior debt, it is likely that we will seek protection under the Bankruptcy Code, in which event it is very likely that your equity, as a stockholder, will be completely eliminated, and you will lose your entire investment in our common stock.

•
Even if we do get an extension on the senior debt, because we are in default under our subordinated debt, if the restructuring plan is not adopted, it is possible that holders of the subordinated debt may seek to commence a bankruptcy proceeding against us.

In order to implement the restructuring, we need to effect the one-for-11.11 reverse split. For more information about the one-for-11.11 reverse split and the restructuring plan, see “Approval of the One-for-11.11 Reverse Split” and “Approval of the Restructuring Plan” in this proxy statement.

AS DESCRIBED BELOW, THE APPROVAL OF THE ONE-FOR-11.11 REVERSE SPLIT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING STOCK. AS A RESULT, AN ABSTENTION OR NON-VOTE IS THE SAME AS A VOTE AGAINST THE PROPOSAL. IF THE PROPOSAL IS NOT APPROVED, IT IS LIKELY THAT WE WOULD SEEK PROTECTION UNDER THE BANKRUPTCY CODE, WHICH WOULD VERY LIKELY RESULT IN YOUR LOSS OF YOUR ENTIRE INVESTMENT IN OUR STOCK.

ABOUT THE MEETING

What is being considered at the meeting?

You will be voting for:

•	The election of six directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

•	The approval of a proposal to approve one-for-11.11 reverse split of our common stock;

•	The approval of the restructuring plan;

•	The approval of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

•	The transaction of such other and further business as may properly come before the meeting.

However, if the one-for-11.11 reverse split is not approved, the restructuring plan will not be submitted to our stockholders since the approval of the reverse split is a necessary condition to the restructuring plan.

Who is soliciting your proxy?

Your proxy is being solicited by our board of directors.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on May 29, 2008, which is the record date for determining who is eligible to vote at the annual meeting. Each share of common stock is entitled to one vote.

How do I vote?

You can vote either by attending the meeting and voting at the meeting or by completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by signing another proxy with a later date and returning it to us prior to the meeting or by voting again at the meeting. If your stock is held in a brokerage account, you must provide your broker with instructions as to any changes in the voting instructions which you previously provided to your broker.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to any proposal, your proxy will be voted FOR the election of the board of directors’ nominees for directors, the one-for 11.11 reverse split of our common stock, the restructuring plan and the selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2008. If you include voting instructions on some, but not all, of the proposals, your proxy will be voted in accordance with your instructions on those matters for which you included voting instructions and FOR any other proposals.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer Company, 59 Maiden Lane, New York, New York 10004.

Will my shares be voted if I do not provide my proxy?

If they are held in a brokerage account, they may be voted for the election of directors and for the approval of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ended December 31, 2008. HOWEVER, IN ORDER FOR YOUR SHARES TO BE VOTED FOR THE ONE-FOR-11.11 REVERSE SPLIT AND THE RESTRUCTURING PLAN, YOU MUST GIVE YOUR BROKER INSTRUCTIONS AS TO HOW YOU WISH YOUR SHARES TO BE VOTED ON THESE MATTERS. IF YOUR SHARES ARE HELD IN YOUR BROKERAGE ACCOUNT AND YOU DO NOT INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES, YOUR SHARES MAY BE VOTED FOR THE ELECTION OF DIRECTORS AND THE APPROVAL OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, BUT YOUR SHARES WILL NOT BE VOTED FOR OR AGAINST THE ONE-FOR-11.11 REVERSE SPLIT OR THE RESTRUCTURING PLAN. YOUR BROKER CANNOT VOTE IN FAVOR OF OR AGAINST THE ONE-FOR-11.11 REVERSE SPLIT OR THE RESTRUCTURING PLAN WITHOUT YOUR EXPRESS INSTRUCTIONS. BECAUSE THE APPROVAL OF THE REVERSE SPLIT REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF OUR COMMON STOCK, AN ABSTENTION OR NON-VOTE IS EQUIVALENT TO A VOTE AGAINST BOTH THAT PROPOSAL AND THE PROPOSAL FOR THE RESTRUCTURING PLAN.

If you hold your shares directly in your own name, they will only be voted if you either sign and deliver a proxy or attend and vote at the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, we must have a quorum. We will have a quorum, and be able to conduct the meeting, if a majority of our outstanding shares as of May 29, 2008, are present at the meeting. Your shares will be counted as being present at the meeting if you attend the meeting or if you properly return a proxy by mail or if you give your broker voting instructions and the broker votes your shares.

On the record date, May 29, 2008, we had 10,053,617 shares of common stock outstanding. This number of shares does not include treasury stock. We will have a quorum if 5,026,809 shares are present and voting at the annual meeting.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast, which means that, as long as a quorum is present, the six nominees for director who receive the most votes will be elected. Abstentions will have no effect on the voting outcome with respect to the election of directors.

What vote is required to approve the other matters brought before the meeting?

The proposal to approve the reverse split requires the vote of a majority of our outstanding shares of common stock. Since there are 10,053,617 shares of common stock outstanding on the record date, we will need the affirmative vote of the holders of 5,026,809 shares of common stock in order to approve the reverse split. Thus, an abstention or a non-vote has the same effect as a negative vote.

The proposals to approve the restructuring plan and the selection of BDO Seidman, LLP as our independent registered accounting firm for the year ending December 31, 2008 require the approval of a majority of shares of common stock present at the meeting as long as a quorum is present. HOWEVER, IF THE ONE-FOR-11.11 REVERSE SPLIT IS NOT APPROVED BY THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK, THE RESTRUCTURING PLAN WILL NOT BE SUBMITTED TO STOCKHOLDERS FOR THEIR APPROVAL.

Who is paying the cost of the meeting?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners. We have engaged D.F. King & Co., Inc. to assist us in proxy solicitation. We anticipate that the fees and expenses of such firm will be in the range of $7,500 to $10,000.

ELECTION OF DIRECTORS

Directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall be determined from time to time by the Board. The size of the board for the ensuing year is six directors. Our board of directors is recommending that the five incumbent directors named below be re-elected and that Edward B. Kornfeld, our chief executive and financial officer, be elected to the board. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the board, and any shares represented by proxy will be voted for the substitute nominee, unless the board reduces the number of directors.

All of our present directors were elected at the 2001 annual meeting of stockholders, for which proxies were solicited. We have not held a meeting of stockholders since 2001.

We do not have a nominating committee. The board of directors, which presently consists of five members, serves as the nominating committee.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. The following table sets forth certain information concerning the nominees for director.

Name	Age	Principal Occupation or Employment	Director Since
William V. Carney[1,3]	71	Chairman of the board	1970
Marco M. Elser[1,2,3]	49	Chief executive officer of Advicorp, PLC, an investment advisory firm	2000
Warren H. Esanu[1,2,3]	65	Senior counsel to KatskyKorins LLP, attorneys at law	1997
Herbert H. Feldman[1,2,3]	74	President, Alpha Risk Management, Inc.	1989
Edward B. Kornfeld	64	Chief executive officer and chief financial officer	--
Michael A. Tancredi	78	Senior vice president, secretary and treasurer	1970

[1]	Member of the executive committee.
[2]	Member of the audit committee.
[3]	Member of the compensation committee.

William V. Carney has been chairman of the board since October 1996 and was chief executive officer from October 1996 until March 2006, and a consultant from March 2006 until March 2007. As chairman of the board, Mr. Carney is not an executive officer. He was vice chairman from 1988 to October 1996, senior vice president from 1989 to October 1996, chief technical officer from 1990 until March 2006, and secretary from 1977 to October 1996. He also served as senior vice president-mechanical engineering from 1988 to 1989, senior vice president-connector products from 1985 to 1988, senior vice president-manufacturing from 1984 to 1985 and senior vice president-operations from 1977 to 1984. From December 2002 through March 13, 2006, Mr. Carney worked for us on a part-time basis.

Marco M. Elser has been the chief executive officer of Advicorp, PLC, an investment advisory firm, for more than the past five years. He has also been associated with Northeast Securities, a US-based broker dealer and is responsible for the Italian office, which he founded in 1994.

Warren H. Esanu has been a director since April 1997 and also served as a director from 1989 to 1996. He was also our chairman of the board from March 1996 to October 1996. He is senior counsel to Katsky Korins LLP, attorneys at law, and was counsel for such firm for more than five years prior thereto.

Herbert H. Feldman has been president of Alpha Risk Management, Inc., independent risk management consultants, for more than the past five years.

Edward B. Kornfeld has been an executive officer since 1995. Mr. Kornfeld has been our chief executive officer since April 2006 and chief financial officer since October 1995. He was president from April 2004 until April 2006, chief operating officer from April 2004 until April 2006, senior vice president-operations from 1996 until April 2004, vice president-finance from October 1995 until 1996. Since June 2002, Mr. Kornfeld has also been a partner of the firm of Tatum CFO Partners, which provides chief financial officer services to medium and large companies, including us; however, he continues to devote full time effort to our business.

Michael A. Tancredi has been senior vice president and secretary since 1997 and treasurer since 1978. He was vice president-administration from 1995 until 1997, vice president-finance and administration from 1989 to 1995 and vice president-finance from 1984 to 1989.

Code of Ethics

We maintain a code of ethics that applies to all of our executive officers, including our principal executive, financial and accounting officers, our directors, our financial managers and all employees. Any waiver of the code must be approved by the audit committee and must be disclosed in accordance with SEC rules. We also have a standard of conduct which is applicable to all employees. Our code of ethics is on our website at http://www.portasystems.com/legal/CodeOfEthics.htm.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Based solely upon our review of the copies of the forms we have received, we believe that all reporting persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during 2007.

The Board and Committees of the Board

We are governed by a board of directors currently consisting of five members. The board has the power to determine the number of directors and has determined that the number of directors for the coming year shall be six. The board has established three committees: the executive committee, the audit committee and the compensation committee. The board has adopted written charters for the audit and compensation committees, copies of which are posted on our website at http://www.portasystems.com/legal/AuditComChart.htm and http://www.portasystems.com/legal/CompComChart.htm. Printed copies of these charters may be obtained, without charge, by contacting the corporate secretary, Mr. Michael A. Tancredi, at 6851 Jericho Turnpike, Syosset, New York 11791. Set forth below is a summary of each of the board’s committees. We do not have a nominating committee. The board of directors, which presently consists of five members, acts as the nominating committee and all members of the board participate in the discussions. We believe that, with a board composed of five or six individuals, a separate nominating committee is not necessary. If the size of the board expands, the board will reconsider the need or desirability of a nominating committee.

Executive Committee

The executive committee has all power to act between board meetings. As a result, any action that can be taken or approved by the board of directors can be taken or approved by the executive committee, except that the executive committee has no power or authority with respect to amending our certificate of incorporation (except with respect to a certificate of designation to the extent authorized by the board of directors), adopting an agreement of merger or consolidation, recommending to the stockholders a sale or lease of all or substantially all of its property, recommending a dissolution or amending our bylaws. In addition, unless our certificate of incorporation or by-laws or a board resolution expressly provides for it, the executive committee has no power to declare a dividend, or authorize the issuance of stock or merge a wholly-owned subsidiary into us.

The executive committee is presently comprised of Messrs. Carney, Elser, Esanu and Feldman.

Audit Committee

Our audit committee reviews our financial statements and accounting principles, the scope and results of the annual audit by the independent registered public accounting firm (the “independent auditors”), our internal audit process, and the effectiveness of our internal control over financial reporting. Prior to the filing of each quarterly report on Form 10-Q and annual report on Form 10-K, our audit committee meets with representatives of our independent auditors and our chief financial officer.

Our audit committee also reviews the qualifications, independence and performance of our independent auditors. In this connection, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our registered public accounting firm engaged (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us, and our registered public accounting firm reports directly to the audit committee.

Our audit committee:

•	Has reviewed and discussed the unaudited financial statements for the three months ended March 31, 2008 and the audited financial statements for the year ended December 31, 2007 with management.

•	Has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

•
Has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independence of the independent accountants.

•
Recommended, based on the review and discussion set forth above, to the board of directors that the unaudited financial statements be included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, and that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007.

Our audit committee is presently comprised Messrs. Elser, Esanu and Feldman.

Our board of directors has determined that each member of the audit committee is an independent director, using the Nasdaq standard of independence. The board also has determined that Mr. Elser qualifies as an “audit committee financial expert” under the rules of the SEC.

No member of our audit committee serves on the audit committee of any other public company.

Compensation Committee

Our compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally. The committee also serves as the granting and administrative committee under our equity compensation plans. The compensation committee does not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee consults with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee also discussed compensation policies for employees who are not officers with the chief executive officer and other responsible officers. The compensation committee did not engage any compensation consultants of other persons performing similar functions.

Our compensation committee is presently comprised Messrs. Elser, Esanu, Feldman and Carney.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee:

•	Was an officer or employee during 2007, except that Mr. Carney was engaged as a consultant during a portion of 2007.

•	Was an officer during the three years prior to 2007, except that Mr. Carney was an officer until March 2006.

•
Had any relationship with us that is required to be disclosed as a related party transaction except as set forth under “Approval of the Restructuring Plan - Interests of Related Parties in the Restructuring Plan” and “Related Party Transactions.”

Board and Committee Attendance

The Board and its committees held the following number of meetings during the 2007:

Board of directors	6
Audit committee	4
Compensation committee	3

The number of meetings includes meetings that were held by means of a conference call and does not include actions taken by unanimous written consent. The executive committee did not meet during 2007.

Each director attended at least 75% if the total number of meetings of the board and those committees on which he served during the year. Our non-management directors did not meet in executive session during 2007.

The company encourage board members to attend the annual meeting of stockholders.

Directors’ Compensation

At January 1, 2006, we paid our non-management directors a fee of $6,250 per quarter and a meeting fee of $1,500 per meeting. On March 23, 2006, the quarterly fee was increased to $6,875 and the meeting fee was increased to $1,650 per meeting. Compensation at these rates continued through 2007 and are expected to remain at the same rate during 2008.

In addition to the cash fees, our long-term incentive plans provide for the automatic grant to each non-employee director of an option to purchase 5,000 shares on common stock on May 1 of each year at an exercise price equal to the average of the closing price of the common stock on the last ten trading days in April. Such options shall be exercisable, beginning six months after the date of grant and expire on the earlier of (i) ten years from the date of grant, or (ii) twelve months from the date such director ceases to be a director.

The following table sets forth information concerning the compensation of non-employee directors for 2007.

Directors’ Summary Compensation Table

Name	Fees Paid in Cash	Option Award[1]	Total
Herbert H. Feldman	$42,075	--	$42,075
Marco M. Elser	42,075	--	42,075
William V. Carney	54,525[2]	--	54,525
Warren H. Esanu	42,075	--	42,075

[1]	Each director received an automatic grant of an option to purchase 5,000 shares of common stock on May 1, 2008. The exercise price was $0.03 per share, and the fair value of the options is immaterial.

[2]	Represents directors fees of $42,075 and consulting fees of $12,450 paid to Mr. Carney during 2007.

The option awards represent the options to purchase 5,000 shares of common stock which are automatically granted to each non-employee director on May 1 of each year. Prior to 2006, we issued to our non-employee directors shares of common stock in lieu of a portion of the cash compensation due to them for services as a director. All of such shares vest six months after the grant and therefore there were no unvested awards at May 1, 2008 other than options for 5,000 shares each (total 20,000 shares) issued to Messrs. Elser, Esanu, Feldman and Carney on May 1, 2008 which will vest on November 1, 2008.

On March 14, 2006, Mr. Carney resigned as an officer but was engaged as a consultant to us in the area of product development through March 13, 2007, at which time his agreement terminated. His compensation was $50,000 during this period, of which $37,550 was paid in 2006 and the balance in 2007.

The following table sets forth the number of shares of common stock subject to options held by each of our non-employee directors at May 1, 2008.

Name	Shares subject to Options
Marco M. Elser	40,000
Warren H. Esanu	50,000
Herbert H. Feldman	50,000
William V. Carney	15,000

During 2001, 2002 and 2003, we accrued, but did not pay, our current non-management directors a total of approximately $203,100. This amount is to be paid on February 15, 2009 pursuant to the restructuring plan. See “Approval of Restructuring Plan - Interests of Related Parties in the Restructuring Plan.”

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o Mr. Michael Tancredi, Secretary, Porta Systems Corp., 6851 Jericho Turnpike, Syosset, New York 11791. Mr. Tancredi will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

APPROVAL OF THE ONE-FOR-11.11 REVERSE SPLIT

Our board of directors has approved, subject to stockholder approval, a one-for-11.11 reverse split of our common stock. As a result of the reverse split, each share of common stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become approximately 0.09 share of common stock. The common stock, as presently constituted, is referred to as the old common stock, and the common stock resulting from the reverse split is referred to as the new common stock. Our certificate of incorporation presently authorizes the issuance of 20,000,000 shares of common stock. Neither the par value nor the number of authorized shares will be affected by the reverse split. The purpose of the reverse split is to enable us to complete the restructuring plan, as described under “Approval of Restructuring Plan.”

The reverse split will become effective upon the filing with the Delaware Secretary of State of an amendment to our certificate of incorporation which states that, upon the filing of the certificate of amendment, each share of common stock then issued and outstanding would automatically become and be converted into 1/11.11 share of common stock, which is approximately 0.09 of a share.

Principle Effects of Reverse Split

Based upon the 10,053,617 shares of common stock outstanding on the record date, the reverse split would decrease the outstanding shares of common stock by approximately 91%, and, once effective, the reverse split would result in approximately 904,916 shares of new common stock outstanding. There are presently outstanding options to purchase 155,000 shares of common stock, all of which are held by our outside directors. These options have exercise prices ranging from $2.03 per share to $.031 per share. The board of directors, including all of our outside directors, has determined that the number of shares subject to the options and the option price per share will not be affected by the reverse split. As a result, following the effectiveness of the reverse split, our outside directors will continue to hold options to purchase a total of 155,000 shares of common stock at exercise prices ranging from $2.03 per share to $.031 per share.

We will obtain a new CUSIP number for the new common stock effective at the time of the reverse split. Following the effectiveness of the reverse split, we will provide each record holder of common stock with information to enable such holder to obtain new stock certificates.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the reverse split will not result in a change in the relative equity position or voting power of the holders of common stock. However, as a result of the issuance of 9,149,706 shares of common stock as described under “Approval of Debt Restructuring Plan,” the holders of the common stock will own 9% of the outstanding common stock, reflecting the substantial dilution to the existing shareholders resulting from the debt restructuring. We cannot assure you that there will be any increase in the price of our common stock, and it is possible that the price of the common stock may decrease, notwithstanding the reverse split.

Assuming the reverse split is approved and implemented, the certificate of amendment amending our certificate of incorporation will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The reverse split would become effective as of the close of business on the date of such filing.

Purposes of the Reverse Split

We have 20,000,000 authorized shares of common stock, of which 10,053,617 shares are outstanding and 155,000 shares are reserved for issuance upon exercise of outstanding options. There are no outstanding warrants or convertible securities.

Our board of directors approved the reverse split in connection with the restructuring plan, which is described under “Approval of Restructuring Plan.” In order to enable us to issue the securities in the ratios contemplated by the restructuring plan, we can either increase the number of authorized shares of common stock or effect a reverse split of the common stock. The board does not believe that it would be in our interest or that of our stockholders if we were to increase the authorized common stock and issue approximately 90,000,000 new shares. The board believes that such a restructure would have a more depressive effect on the common stock and would result in significantly increased costs, including franchise taxes. The board of directors believes that the reverse split is in our best interest and that of our stockholders. Upon completion of the restructuring plan, the holders of our common stock at on the record date for the reverse split would own, in the aggregate, approximately 9% of our then-outstanding common stock, without giving effect to any additional dilution resulting from the exercise of outstanding options or the issuance of warrants as part of the restructuring plan.

The number of shares of common stock which are to be issued in the restructuring plan, including shares of common stock which are issuable upon conversion or exercise of any convertible securities issued in the restructuring plan, will cause significant dilution and may have an adverse impact upon our stock price. The number of shares of common stock to be outstanding upon completion of the restructuring plan, before the issuance of any stock upon the exercise of options or warrants, will be approximately the same as the number of shares of common stock presently outstanding.

Our common stock is traded on the OTC Bulletin Board under the symbol PYTM. The following table sets forth, for 2006 and 2007 and the first quarter of 2008, the quarterly high and low bid prices for our common stock on the OTC Bulletin Board as provided by the Nasdaq Stock Market, Inc. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	2006		2007		2008
	High	Low	High	Low	High	Low
First quarter	$0.17	$0.09	$0.18	$0.11	$0.10	$0.05
Second quarter	0.15	0.09	0.18	0.11	-	-
Third quarter	0.15	0.10	0.16	0.11	-	-
Fourth quarter	0.18	0.11	0.13	0.06	-	-

The last reported sales price of our common stock on May 12, 2008 was $0.03 per share.

Exchange of Certificate and Elimination of Fractional Share Interests

On the effective date of the reverse split, each 11.11 shares of old common stock will automatically be combined and changed into one share of new common stock. No additional action on our part or on the part of any stockholder will be required in order to effect the reverse split. Stockholders will be requested to exchange their certificates representing shares of old common stock held prior to the reverse split for new certificates representing shares of new common stock issued as a result of the reverse split. Stockholders will be furnished the necessary materials and instructions to enable them to effect such exchange promptly after the effective date. Certificates representing shares of old common stock subsequently presented for transfer will not be transferred on our books and records, but we will effect the conversion of the old common stock into shares of new common stock. Stockholders should not submit any certificates until requested to do so.

In the event any certificate representing shares of old common stock is not presented for exchange upon our request, any dividends or other distributions that may be declared after the effective date of the reverse split with respect to the new common stock represented by such certificate will be withheld by us until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of new common stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of their certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

Federal Income Tax Consequences of the Reverse Stock Split

The combination and change of each 11.11 shares of the old common stock into one share of new common stock should be a tax-free transaction, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefore, including any fraction share issued in rounding up the stockholder’s share to the next whole number of shares.

This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

Consequences of Failure to Approve the Reverse Split

Since the purpose of the reverse split is to enable us to approve and implement the restructuring plan, you should read carefully the information contained under the caption “Approval of Restructuring Plan” in connection with the reverse split. WE CANNOT IMPLEMENT THE RESTRUCTURING PLAN UNLESS THE REVERSE SPLIT IS APPROVED. IF WE ARE UNABLE TO EFFECT THE RESTRUCTURING PLAN, IT IS LIKELY THAT WE WOULD SEEK PROTECTION UNDER THE BANKRUPTCY CODE, WHICH WOULD VERY LIKELY RESULT IN YOUR LOSS OF YOUR ENTIRE INVESTMENT IN OUR STOCK.

Vote Required

The reverse split requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Signed proxies that are received in response to this solicitation will, in the absence of contrary specification, be voted in favor of the approval of the reverse split.

The Board of Directors recommends a vote FOR the reverse split.

APPROVAL OF DEBT RESTRUCTURING PLAN

Background

At December 31, 2006, we had senior debt of $23,513,000, which was payable to SHF IX LLC, an affiliate of Minnesota-based Stonehill Financial, LLC pursuant to the amended and restated loan and security agreement, dated as of November 28, 1994, as amended. During the fourth quarter of 2004, SHF IX had purchased our senior debt of approximately $25,000,000 from Wells Fargo Foothill, Inc. On the date that SHF IX purchased the senior debt, our obligations under the senior debt were past due, given the August 30, 2004 maturity date, and, as a result, we were in default on our senior debt. On October 14, 2004, the maturity date of the senior debt was extended to January 1, 2005 pursuant to an amendment and extension agreement with SHF IX. Since that first extension with SHF IX in October 2004, we entered into eleven amendment and extension agreements with SHF IX. These agreements typically extended the maturity date of the senior debt for one to three months, and included provisions for us to make payments on account of the senior debt and to pursue a plan for restructuring the senior debt or another plan which provided for a significant payment on account of the senior debt, required us to pay the legal expenses and other expenses of SHF IX and continued the deferral of our obligation to pay interest on most of the senior debt. As a result of these agreements, we engaged an investment banking firm and engaged in negotiations with potential purchasers of one or more of our divisions or the possible purchase of the senior debt from SHF IX. Through December 31, 2006, none of these negotiations resulted in an agreement.

Pursuant to amendments and extensions of the loan agreements, we made payments to SHF IX through February 7, 2007 totaling $2,695,000, of which $478,000 was applied to interest and $2,217,000 was applied to principal. In addition, we paid SHF IX’s expenses, including its legal fees, of $779,000.

As a condition to the extensions with SHF IX, we agreed to discuss a restructuring of the senior debt obligations and to reach an agreement on such restructuring by January 16, 2007 with the restructuring to be completed by February 28, 2007. On February 7, 2007, Cheyne Special Situations Fund L.P. purchased the senior debt from SHF IX. Through the date of this proxy statement, we have paid a total of $494,000 of interest and no principal to Cheyne.

On October 23, 2007, in order to meet our immediate working capital requirements, we borrowed an additional $1,000,000 from Cheyne, for which we issued the New Note which was initially due February 1, 2008 but which has been extended to September 1, 2008. We pay interest on the note at the six-month LIBOR rate plus 10%, and our interest rate at March 31, 2008 was 14.74%. The note is payable as follows: On the first of each month commencing December 1, 2007, we are to make a payment equal to the excess of our average cash balance over $250,000, exclusive of the proceeds of the note, for the three full business weeks immediately prior to such Payment Date. Any amount outstanding as of September 1, 2008, including any unpaid accrued interest, shall be due and payable on September 1, 2008. The New Note also constitutes senior debt.

At the date of this proxy statement, the principal amount due to Cheyne was $24,373,000.

As of March 31, 2008, our short-term debt also included $6,144,000 principal amount of subordinated debt, which became due on July 3, 2001, and $385,000 principal amount of 6% convertible debentures, which became due on July 2, 2002, and accrued interest on the subordinated notes was approximately $7,131,000, and accrued interest on the 6% debentures was approximately $300,000. The convertible notes, by their terms, are no longer convertible. We were precluded by SHF IX, and we are currently precluded by Cheyne, from paying any principal or interest on the subordinated debt while the senior debt is outstanding.

In the event that we are unable to complete the restructuring plan, we do not have sufficient funds to enable us to pay our senior debt when it matures on September 1, 2008 or to pay subordinated debt. As a result, if we are unable to restructure our debt in a manner that enables us to operate our business, it is likely that we will file for protection under the Bankruptcy Code.

Terms of Restructuring Plan

On February 7, 2007, Cheyne purchased the senior debt from SHF IX. Following its purchase of the senior debt, we and Cheyne engaged in discussions relating to the restructure of the senior debt, subject to stockholder approval of the reverse split and certain other conditions. On May 8, 2008, we and Cheyne agreed to the following terms:

•
Cheyne would convert all of the senior debt (other than the principal and interest on the New Note) including accrued interest, for (i) an amended note in the principal amount $10,000,000 plus an amount equal to the accrued interest to the date of the restructuring plan, which is estimated at $1,250,000, based on a June 30, 2008 effective date, resulting in an amended note in the principal amount of $11,250,000, and (ii) 70% of our common stock.

•
The amended note will provide for payments of interest of $351,563 on September 30, 2008 and December 31, 2008 and thereafter at 12½% per annum on the outstanding principal amount, payable quarterly in arrears, and payments of principal in twelve quarterly installments each in the amount of $250,000, with the first payment of principal becoming due on December 31, 2008, followed by 13 quarterly installments of principal each in the amount of $500,000, with a final payment of $1,750,000 becoming due on March 31, 2015. If the accrued interest to the closing date is other than $1,250,000, the final payment will be adjusted accordingly. The note will continue to be secured by a first priority security interest in all of our and our subsidiaries’ assets. Conforming and related changes to the amended note, the Loan Agreement, the New Note and related documentation which are reasonably satisfactory to Cheyne in furtherance of the restructuring, will be made as appropriate.

•
Cheyne will extend the maturity of the New Note for two years, with a maturity date of September 1, 2010. Principal and interest payments shall be payable on the on the first day of each calendar month commencing on August 1, 2008 in the amount equal to the amount by which the excess of our average cash balance of exceeds $250,000, exclusive of the proceeds of the note, for the three full business weeks ending immediately prior to the payment date. Interest accrues and is payable on the outstanding principal balance of the note at an amount equal to the six-month rate of LIBOR plus 10%. At March 17, 2008, our interest rate on this note was 14.74%per annum.

•
Principal and accrued interest on all of the senior debt will be accelerated and become immediately due and payable on notice from the holder in the event of a failure to make any required payment, a change of control, sale of a division, or sale of material portion of our assets without the consent of the senior debt holder in addition to the events constituting events of default under the old Note and the Loan Agreement as of the date of this Proxy. All or part of the senior debt may be prepaid at anytime without payment of any penalty or premium.

•
We granted Cheyne the right, until the debt restructuring is completed, to designate two directors each of whom will be an independent director, as defined by the Nasdaq. Cheyne has not exercised this right for this meeting. Thereafter, as the 70% stockholder, Cheyne will have the right to elect all of our directors.

•
We are required to obtain key person life insurance of $1,000,000 each on the lives of each of Edward Kornfeld and John Terrill, with the proceeds payable to Cheyne, as additional security for payment of our notes to Cheyne.

•	We will have entered into agreements with creditors as described below.

•	We shall have reserved 6% of our outstanding common stock for issuance to our officers and key employees which will be issued to such officers and key employees on the Effective Date.

The agreement with Cheyne is subject to and contingent upon the agreement of the holders of our subordinated debt to restructure their debt and certain other conditions. As part of the restructuring plan, the holders of the subordinated notes are to receive 14% of our common stock and unsecured subordinated notes in the aggregate principal amount of $1,750,000. We will be restricted from making any payments to the holders of the convertible debentures unless they agree to receive their proportionate share of (i) 1% of our common stock and (ii) an unsecured subordinated notes in the principal amount of $100,000. The notes to be issued to the holders of subordinated debt and any of the convertible debentures that participate in the restructuring plan would bear interest at 10% per annum payable quarterly in arrears and would be amortized based on a 25-year amortization schedule and would mature seven and one-half years after issuance. The annual payments on these notes, based on a total principal amount of $1,850,000, would be approximately $202,108 per annum, with final payments in the aggregate amount of $1,662,229 due 7½ years after the issuance of the notes. The notes issued to the holders of the subordinated notes and holders of the convertible debentures provide that senior indebtedness will not exceed $17,500,000.

The holders of 95% of the subordinated notes have agreed to the exchange, including notes in the principal amount of $500,000 held by Watersfield, Ltd., of which Mr. Elser, a director, has joint voting and disposition power, and $127,208 held by Mr. Esanu, a director. The convertible debentures are bearer securities that were issued pursuant to an indenture, and we do not know the identity of many of the holders of these notes, although Advicorp, PLC, of which one of our directors, Marco Elser, is a managing director, has advised us that it holds convertible debentures in the principal amount of $105,000. See “Approval of Restructuring Plan - Interests of Related Parties in the Restructuring Plan.”

We also have outstanding unfunded pension liabilities to former officers and obligations to current directors for unpaid fees. These obligations are to be settled as follows. The unfunded pension liabilities, which were $1,219,000 at March 31, 2008, are being paid at the rate of a total of $6,000 per month. At March 31, 2008, we owed our current board members a total of $203,100 of unpaid directors’ fees from periods prior to 2004. These claims will be settled by payment of $203,100, without interest, on February 15, 2009 as part of the debt restructuring.

In addition, other obligations to certain creditors, including law firms, are also being settled at a discount from the amount owed. Two law firms, one of which is KatskyKorins LLP, our general counsel, have agreed to accept, in satisfaction of obligations totaling $1,246,000 at December 31, 2007, payments of a total of $556,000, payable $1,000 per week for 78 weeks, effective January 1, 2007, and $200,000 on July 1, 2008 to each firm. To the extent that either of these firms did not receive the monthly payment pursuant to this schedule, we shall pay the unpaid balance on July 1, 2008. As of March 31, 2008, KatskyKorins had not received payments pursuant to this schedule. One other creditor has agreed to accept a payment of $53,000 in satisfaction of an obligation of $159,000.

For services relating to the restructuring plan, we are paying Advicorp, PLC a fee of $200,000, payable without interest in twenty five equal monthly installments of $8,000 which are due from January 2009 until January 2011. In addition, we will issue to Advicorp five-year warrants to purchase 2% of the common stock, after giving effect to the issuances in connection with the debt restructuring (including shares reserved for issuance to management as described below), at an exercise price equal to the average closing price of our common stock on the five trading days commencing with the first trading day which follows the 30th day after the effective date of the reverse split. The total value of the warrants is not expected to be material. Mr. Marco Elser, a director, is chief executive officer of Advicorp.

Grant of Stock to Officers and Key Employees

We agreed that we would issue to our management 6% of our outstanding stock after giving effect to the issuance of stock to Cheyne and the holders of the subordinated debt. The following table sets forth the allocation of the stock to our officers and directors.

Name	Position	Shares
Edward B. Kornfeld	Chief executive officer and chief financial officer	250,000
John Terrill	United Kingdom managing director	90,000
Ralph De Pascale	Vice president operations, sales and marketing	77,500
Monica Greer	Director of Mexico plant operations and Telmex and South America sales/marketing	62,500
Al Squillante	Director of engineering	45,000
Richard Schwarz	General manager signal processing division	45,000
Michael Tancredi	Senior vice president, secretary and treasurer	22,000
Leslie Brand	Corporate Controller	11,277
Total		603,277

The allocation of stock to our key managers, including our chief executive officer, was made by the compensation committee. In allocating the shares, the committee considered a number of factors, including:

•	The role of the officers and key managers in bringing us to a point where we are able to effect a restructuring of our debt.

•	The responsibility of the officers and key management employees relating to our continued development of our business.

•
To recognize the fact that, during the past several years, we have not granted options or other equity-based incentives to our officers and key management employees and have granted only modest raises to these individuals.

•	The decision by the committee to seek to reward as many managers as possible with equity compensation.

Mr. Kornfeld, our chief executive and financial officer, received the largest number of shares, in recognition of his services, both in directing our operations to enable us to reach our present level of business and in his efforts in the negotiations with SHF IX and Cheyne. Mr. Kornfeld has served in a dual capacity for the past three years, having served as president, chief operating officer and chief financial officer from April 2004 to April 2006 and chief executive officer and chief financial officer since April 2006. During the past three years, Mr. Kornfeld received only modest increases in salary, despite significant increases in responsibility, and Mr. Kornfeld has not received any option grants since 1997.

Common Stock after Reverse Split and Restructuring Plan

As a result of the debt structure, after giving effect to the reverse split, our common stock would be held as follows:

Group	Number of shares	Percentage
Cheyne	7,038,236	70.00%
Common stockholders	904,916	9.00%
Holders of the subordinated notes	1,407,647	14.00%
Reserved for holders of the convertible debentures	100,546	1.00%
Reserved for management	603,277	6.00%
Total	10,054,622	100.00%

Since no fractional shares will be issued and fractional shares will be rounded up to the next higher whole number of shares, the actual number of shares held by the present common stockholders will be greater than the number in the table.

In addition to the shares held by the common stockholders, there would be outstanding options to purchase an aggregate of 155,000 shares of common stock at exercise prices ranging from $2.03 per share to $.031 per share, and the shares issuable upon exercise of the warrant to be issued to Advicorp.

The following table shows the stock ownership assuming exercise of these warrants and options.

Group	Number of shares	Percentage
Cheyne	7,038,236	67.61%
Common stockholders	904,916	8.69%
Holders of the subordinated notes	1,407,647	13.52%
Reserved for holders of convertible debentures	100,546	0.97%
Reserved for management	603,277	5.79%
Outstanding options	155,000	1.49%
Advicorp	201,072	1.93%
Total	10,410,694	100.00%

Interest of Related Parties in the Restructuring Plan

Marco Elser, a director, is the chief executive officer of Advicorp. The Residuary Trust under Deed of Trust of Peter F.D. Elser purchased a subordinated note in the principal amount of $500,000 in 1998. This note has been acquired by Watersfield Ltd., which is an account for the benefit of Mr. Elser’s mother. Mr. Elser has joint power to vote and dispose of the securities held by Watersfield, which he shares with his brother, his mother and two other directors of Watersfield. The total principal plus accrued interest on this note was $1,060,191 at March 31, 2008. Pursuant to the restructuring plan, based on the outstanding notes at March 31, 2008, Watersfield would receive a note in the principal amount of $142,066 and 114,008 shares of common stock in respect of its subordinated note. Watersfield has agreed to the terms of the restructuring plan. Advicorp owns convertible debentures in the principal amount of $105,000. The total principal plus accrued interest on these debentures was approximately $201,545 at March 31, 2008. Pursuant to the restructuring plan, Advicorp would receive a note in the principal amount of $27,272 and 27,419 shares of common stock in respect of its debentures. Advicorp has agreed to the terms of the restructuring plan.

Elmira Realty Management Corp. Pension and Profit Sharing Plan (“Elmira”) purchased a subordinated note in the initial principal amount of $100,000 in 1998. Mr. Esanu, one of our directors, had the sole right to vote and dispose of the securities owned by Elmira. During 1999 and 2000, because of our cash flow problems, we gave the holders of the subordinated notes the right to take payment of interest in the form of new notes and for those noteholders who accepted payment in this form, we paid interest at rates ranging from 15% per annum to 18.75% per annum. Pursuant to these arrangements, Elmira accepted notes in the principal amount of $16,969 in lieu of cash payment of interest. The total principal plus accrued interest on all of the notes was $270,863 as of March 31, 2008. Upon termination of the pension and profit sharing trust, the note was transferred to Mr. Esanu. Pursuant to the restructuring plan, based on the amounts due at March 31, 2008, Mr. Esanu would receive a note in the principal amount of $36,296 and 29,192 shares of common stock in respect of his subordinated note. Mr. Esanu has agreed to accept the restructuring of his debt.

We owe KatskyKorins, LLP, a law firm of which Mr. Esanu is senior counsel, $610,836 for services rendered to us in past years. As part of the restructuring plan, KatskyKorins has agreed to accept, in full payment of that amount, the sum of $278,000, which is payable in 78 weekly installments of $1,000, commencing January 1, 2007, and a final installment of $200,000 in July 2008. Since, as of the date of this proxy statement, we have not paid KatskyKorins the monthly payments, if we do not make monthly payments through July 1, 2008, we will pay KatskyKorins $278,000 at that time. This arrangement does not affect our obligations to KatskyKorins for current legal services.

As of March 31, 2008, we owed our current directors a total of $203,100 for accrued directors’ fees relating to 2001, 2002 and 2003. Pursuant to the restructuring plan, we will pay these directors $203,100 without interest on February 15, 2009.

Tax Consequences of the Restructuring Plan

As a result of the restructuring plan, the amount by which the present senior and subordinated debt exceeds the sum of the value of the stock issued to the holders of the senior debt and subordinated debt and the remaining principal amount of debt which will remain owed to the senior and subordinated debt holders will be recognized as income from the cancellation of indebtedness. The income resulting from this transaction will be offset by the use of our available tax loss carryforwards, except for income tax, if any, resulting from the application of the corporate alternative minimum tax.

Since the restructuring plan will result in a more than a 50% change in ownership, our ability to use the tax loss carryforward in any one year after the change in ownership will be limited to the value of our company at the time of the restructuring multiplied by the long-term rate, which was approximately 4.46% at April 30, 2008. At present, we are able to offset substantially all of our federal income tax with tax loss carryforwards. The reduction in our ability to use the tax loss carryforward will result in increased federal income taxes payable by us in the future.

Action by the Board of Directors

The board of directors initially approved the restructuring plan in principal in March 2007 and approved the agreement with Cheyne in May 2008. In approving the restructuring plan and the agreement with Cheyne, the board considered the following factors:

•
The right of Cheyne to demand payment of our obligations under the terms of the senior debt and the loan and security agreement if an extension is not granted, and the likelihood that such a demand would result in our seeking protection under the Bankruptcy Code.

•
The significant reduction in business from British Telecommunications, which resulted in our sustaining a loss from continuing operations of $2,223,000 for the year ended December 31, 2007, as compared with income from continuing operations of $2,511,000 for the year ended December 31, 2006. Losses are continuing and we reported a net loss from continuing operation of $537,000 for the first quarter of 2008.

•
The desire of the board to rationalize our debt position in a manner which would result in a significant reduction in the amount of our senior and subordinated debt and annual payments which are consistent with our anticipated ability to pay.

•	The board’s belief that, assuming our business continues to operate at or about its present level, we could service the reduced amount of debt from our operations.

The board recognized that any possible transaction contemplated by the extension agreement will result in significant dilution, with the present stockholders holding approximately 9% of our equity and a lower percentage on a fully diluted basis. However, in the event of either a foreclosure by the holder of the senior debt or a bankruptcy proceeding, it is extremely likely that there would be no value to the common stock because of the amount of debt, in which event the holders of our common stock would not receive any payment in respect of their shares.

In considering the restructuring plan, the directors considered the possibility of selling all or part of its business and entering into a business combination with another company. We had engaged in discussions with other companies over the past few years, most recently in 2007; however, none of such negotiations resulted in an agreement. We continue to receive unsolicited inquiries about the possibility of a business combination, and we will evaluate any proposals. However, our directors determined that it is necessary for us to consummate the debt restructuring at this time for the reasons discussed above, with the recognition that it is possible that a business combination may be negotiated following completion of the debt restructuring.

In approving the restructuring plan, the directors recognized that the rationalization of our debt would not solve the problems arising from the reduced level of business and the reduced gross margins resulting in large part from the decline in sales to British Telecommunication and its systems integrators. Further, the debt restructuring does not include any provision for Cheyne or any other potential lender to provide us with additional funds which may be necessary for us to sustain our operations. In October 2007, Cheyne made an additional loan to us in the amount of $1,000,000 in order for us to meet our cash requirements. Cheyne has no obligation to provide us with any additional financing and the terms of our agreement with Cheyne make it difficult for us to obtain loans from other sources. Thus, while the debt restructure will provide us with a rational debt structure, if we cannot improve both our sales and our gross margins, it may still be necessary for us to seek protection under the Bankruptcy Code.

As part of the restructuring plan, our board of directors unanimously (i) approved the grant of stock to our officers and other key management personnel and (ii) approved the determination that the number of shares subject to outstanding options (155,000) and the exercise price, which ranges from $2.03 per share to $.031 per share, would not be affected by the reverse split. All of these options are held by our outside directors. See “Approval the Restructuring Plan - Grant of Stock to Officers and Key Employees” and “Approval of the One-for-11.11 Reverse Split - Principle Effects of Reverse Split.”

Summary Financial Information

The following table sets forth certain selected consolidated financial information. For further information, see the consolidated financial statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Form 10-Q for the three months ended March 31, 2008 and which are included in our Form 10-K for the year ended December 31, 2007, a copy of which accompanies or preceded delivery of this proxy statement.

Statement of Operations Information (in thousands, except per share amounts):

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005

Sales	$6,545	$8,202	$27,820	$32,818	$27,819
Gross profit	1,837	2,620	8,060	10,834	10,422
Operating (loss) income from continuing operations	71	666	(81)	3,814	3,066
Interest expense, net of interest income and other income	583	441	2,066	1,185	1,051
(Loss) income from continuing operations	(537)	199	(2,223)	2,511	1,855
(Loss) from discontinued operations (net of zero tax)	-	(34)	(521)	(329)	(1,045)
Net (loss) income	(537)	165	(2,744)	2,182	810
Net comprehensive (loss) income	(621)	92	(2,704)	2,361	410
(Loss) income per share (basic):
Continuing operations	$(0.05)	$0.02	$(0.22)	$0.25	$0.18
Discontinued operations	-	-	(0.05)	(0.03)	(0.10)
Total	$(0.05)	$0.02	$(0.27)	$0.22	$0.08
Weighted average shares of common stock outstanding	10,054	10,054	10,054	10,054	10,054
(Loss) income per share (diluted):
Continuing operations	$(0.05)	$0.02	$(0.22)	$0.25	$0.18
Discontinued operations	-	-	(0.05)	(0.03)	(0.10)
Total	$(0.05)	$0.02	$(0.27)	$0.22	$0.08
Weighted average shares of common stock outstanding	10,054	10,111	10,054	10,103	10,093

Balance Sheet Information (in thousands):

	March 31,	December 31,
	2008	2007	2006	2005
Working capital (deficiency)	$(35,104)	$(34,513)	$(31,646)	$(33,777)
Total assets	18,038	16,899	17,784	14,661
Total current liabilities	48,482	46,719	44,836	44,019
Long-term deferred compensation	704	707	771	827

Stockholders’ (deficit)	(31,148)	(30,527)	(27,823)	(30,185)

Unaudited Pro Forma Consolidated Condensed Financial Statements

The following unaudited pro forma condensed balance sheet as of March 31, 2008 gives effect to the debt restructuring transaction as if it had occurred on March 31, 2008. The following unaudited pro forma condensed consolidated statements of operations for the three month period ended March 31, 2008 and for the twelve month period ended December 31, 2007 gives effect to the debt restructuring transaction as if it had occurred on January 1, 2007.

The unaudited pro forma consolidated condensed financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The company has prepared the pro forma statements reflecting the debt restructuring transaction accounted for under Financial Accounting Standard no. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring.

We are providing the following information to aid you in your analysis of the financial aspects of the transaction. We derived the historical financial information of Porta Systems from the our audited consolidated financial statements for the year ended December 31, 2007 which are included in our Form 10-K for the year ended December 31, 2007 and from our unaudited condensed consolidated financial statements for the three months ended March 31, 2008 which are included in our Form 10-Q for the quarter ended March 31, 2008.

Pro Forma Adjustments

Pro forma adjustments are necessary to reflect:

•	The estimated the one-for-11.11 stock split;

•	Trouble debt restructuring under SFAS 15 to effect:

➢
Cheyne exchange of $13,373,000 principal amount of senior debt for 70% of our common stock after giving effect to the reverse split. The remaining $10,000,000, plus interest to the closing date on such $10,000,000 principal amount, which is estimated at $1,250,000, will be paid in quarterly installments through March 15, 2015 with the interest to maturity;

➢
An extension of the maturity date to September 1, 2010 of the $1,000,000 note to Cheyne with interest accrued to maturity. Principal and interest payments shall be in the amount equal to the amount by which the excess of our average cash balance of exceeds $250,000, exclusive of the proceeds of the note, for the three full business weeks ending immediately prior to the payment date as such the interest accrued is based on anticipate cash flow;

➢
The exchange of our subordinated notes including interest of $13,275,000 for 14% of our common stock and new notes in the total principal amount of $1,750,000. The notes to bear interest at 10% per annum payable quarterly in arrears, amortized based on a 25-year amortization schedule with a maturity of seven and one-half years and to accrue interest to maturity;

➢
The acceptance by the holders of our convertible debentures to exchange all of the debentures including interest of $685,000 for 1% of our common stock and unsecured subordinated notes in the principal amount of $100,000. The notes to bear interest at 10% per annum payable quarterly in arrears, amortized based on a 25-year amortization schedule with a maturity of seven and one-half years and to accrue interest to maturity;

➢	The settlements with various creditors for a reduction of liabilities in the sum of $796,000;

➢	To reflect fees on the restructuring to be paid to Avicorp of $200,000, with the equity to be issued to Avicorp having no significant value; and

➢	To reflect the value of the compensation on the common stock issued to management.

PORTA SYSTEMS CORP
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2008
(Dollars in thousands except share and per share data)

	Balance	Pro
	Sheet	Forma
	March 31, 2008	Adjustments	Notes	Pro Forma
Current assets
Cash	$315	$(53)	A	$262
Accounts receivable	5,462	-		5,462
Inventory	7,098	-		7,098
Other	503	-		503
Total current assets	13,378	(53)		13,325

Net fixed assets	1,645	-		1,645
Goodwill	2,961	-		2,961
Other assets	54	-		54

Total assets	$18,038	$(53)		$17,985

Current liabilities
Senior debt	$24,373	$(21,890)	B	$2,483
Subordinated notes	6,144	(6,049)	C	95
6% convertible subordinated debentures	385	(380)	D	5
Accrued interest	8,436	(8,433)	I	3
Accounts payable	6,289	(690)	G	5,599
Accrued expenses and other	2,855	(63)	A, K	2,792
Total current liabilities	48,482	(37,505)		10,977

Long term liabilities
Senior debt	-	16,539	B	16,539
Subordinated notes	-	2,911	C	2,911
6% convertible subordinated debentures	-	167	D	167
Deferred compensation	704	-		704
Other long term liabilities	-	104	K	104

Total liabilities	49,186	(17,784)		31,402

Stockholders' deficit:
Preferred stock, no par value: authorized
1,000,000 shares, none issued	-	-		-
Common stock, par value $.01; authorized
20,000,000 shares, issued 10,084,577
shares actual, pro forma is 10,054,622	101	-	E	101

Additional paid-in capital	76,125	457	J	76,582
Accumulated deficit	(100,994)	17,274	A, B,C,D,G, I, J, K,O,P	(83,720)
Accumulated other comprehensive losses:				-
Foreign currency translation adjustment	(4,442)	-		(4,442)
	(29,210)	17,731		(11,479)
Treasury stock, at cost, 30,940 shares,	(1,938)	-	F	(1,938)
as Proforma adjusted 2,785
Total stockholders' deficit	(31,148)	17,731		(13,417)
Total liabilities and stockholders' deficit	$18,038	$(53)		$17,985

PORTA SYSTEMS CORP
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the three months ended March 31, 2008
(Dollars in thousands, except per share data)

	Three months ended	Pro Forma
	March 31, 2008	Adjustments	Notes	Pro Forma
Sales	$6,545	$-		$6,545

Gross profit	1,837	-		1,837

Operating expenses	1,766	-		1,766

Operating income	71	-		71

Interest expense, net of interest income	(591)	589	L	(2)
Other	8	-		8

(Loss) Income from continuing operations before income taxes	(512)	589		77

Income tax expense	(25)	-	M	(25)

Net Income/(loss)	$(537)	$589		$52

Basic income/(loss) per common share:
Continuing operations	$(0.05)			$0.01

Weighted average shares outstanding	10,054		F	10,055

Diluted income/ (loss)per common share:
Continuing operations	$(0.22)			$0.01

Weighted average shares outstanding	10,054			10,392

PORTA SYSTEMS CORP
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year ended December 31, 2007
(Dollars in thousands, except per share data)

	December 31, 2007	Pro Forma Adjustments	Notes	Pro Forma
Sales	$27,820	$-		$27,820

Gross profit	8,060	-		8,060

Operating expenses	8,141	48	N	8,189

Operating loss	(81)	(48)		(129)

Interest expense, net of interest income	(2,120)	2,086	L	(34)
Other	54	-		54

Loss from continuing operations before income taxes	(2,147)	2,038		(109)

Income tax expense	(76)	-	M	(76)

Loss from continuing operations	$(2,223)	$2,038		$(185)

Basic income/(loss) per common share:

Continuing operations	$(0.22)			$(0.02)

Weighted average shares outstanding	10,054		F	10,055

Diluted income/ (loss)per common share:
Continuing operations	$(0.22)			$(0.02)

Weighted average shares outstanding	10,054			10,392

Notes to Unaudited Pro Forma Consolidated Condensed Statement of Operations and Balance Sheet

1. Basis of Presentation:

The unaudited pro forma consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

The company has prepared the pro forma statements under Financial Accounting Standard no. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring. Under this standard the gain shall be measured by the excess of (i) the carrying amount of the payable settled (the face amount increased or decreased by applicable accrued interest and the applicable unamortized premium, discount, finance changes, or issue costs) over (ii) the fair value of the assets transferred to the creditor.

2. Pro forma adjustments:

A. Reflects a payment of $53,000 to settle a payable of $159,000.

B. Reflects a $12,123,000 reduction of principal net of $6,772,000 of interest due to maturity on the remaining senior debt as required under SFAS 15 "Troubled Debt Restructuring", and a reclassification of $16,539,000 of interest and principal to long term liabilities.

C. Reflects a $4,394,000 reduction of principal net of $1,256,000 of interest due to maturity on the remaining subordinated debt as required under SFAS 15 "Troubled Debt Restructuring" on the subordinated notes and a reclassification of $2,911,000 to long term liabilities.

D. Reflects a $285,000 reduction of principal net of $72,000 of interest due to maturity on the remaining debt as required under SFAS 15 "Troubled Debt Restructuring" on the 6% subordinated convertible debentures and a reclassification of $167,000 to long term liabilities.

E. Reflects a one-for-11.11 reverse split and the issuance of the following securities after giving effect to the reverse split:

Issuance of 7,038,236 to holder of senior debt	70%	7,038,236
Common stockholders	9%	904,916
Issuance of 1,407,647 to holders of subordinated debt	14%	1,407,647
Issuance of 100,546 to holders of convertible debentures	1%	100,546
Issuance of 603,277 to management	6%	603,277
		10,054,622

F. Reflects a one-for-11.11 reverse split and the issuance of shares of common stock in the debt restructuring..

G. Reflects a reduction of $690,000 in amounts of accounts payable to two creditors.

H. The Pro Forma balance sheet does not reflect any deferred tax assets due to the uncertainty as to whether such assets will be realized and due to the limitation of the Company's net operating losses from the change in control as a result of the transaction.

I. Reflects the elimination of accrued interest of $1,002,000 on the senior debt, $7,131,000 on the subordinated notes, and $300,000 on the convertible subordinated debentures as of the date of the cancellation of debt in accordance with the terms of the restructuring agreement.

J. Reflects (a) the stock issuance expense for the issuance of shares of common stock to management (603,277 shares) at $0.05 fair value on March 31, 2008 after giving effect to the reverse stock split and (b) to record the equity on the shares given in exchange of debt. The value of the warrants issued to Advicorp was considered de mimimus and is not reflected.

K. Reflects the fee due to Advicorp of $200,000 of which $96,000 is classified as short term. Does not include any value for the warrants issued to Advicorp since the value of the warrant was considered de minimus.

L. Reflects the reversal of interest expense on debt forgiven. The above Proforma Statement of Operations does not reflect interest expense on $11,250,000 of senior debt or the $1,850,000 of subordinated debt in accordance with SFAS 15 "Troubled Debt Restructuring" since all interest is accrued as of the date of the transaction and the debt is shown on the balance sheet for the total future cash payments,

M. The Pro forma Statement of Operations does not reflect any adjustment to Income Tax Expense as the amount was deemed immaterial. The Pro forma Statement of Operations does not reflect any deferred tax benefit due to the uncertainty of whether such benefit will be realized.

N. Reflects stock compensation expense on shares issued to management (603,277 shares) effect as of December 31, 2007 at a fair value of $0.08 per share. The value of the warrants issued to Advicorp was considered de minimus and is not reflected.

O. The effect of the transactions in the restructuring was based on the market value of our common stock and accrued interest as of March 31, 2008, after giving effect to the reverse split. In view of the number of shares being issued in the debt restructuring, the value of the common stock after giving effect to the reverse split is unchanged from the reported stock price as of the date on which the computation is being made.

P. Upon the consummation of the transaction, an extraordinary gain will be recognized in an amount approximating $17.3 million based upon the total debt and interest outstanding on the date of consummation. This extraordinary gain has not been shown in the pro-forma income statement; however, its impact is considered as of March 31, 2008, in the pro-forma balance sheet, had the transaction closed on that date, as a decrease in the accumulated deficit by approximately $17.3 million.

Net reduction of subordinated debt	$10,300
Net reduction of senior debt	6,330
Forgiveness by various creditors	800
Net reduction of convertible subordinated debentures	500
Fair value of stock issued to debt holders	(400)
Fees to Advicop	(200)
Fair value of stock issued to management	(30)
Extraordinary gain on troubled debt restructure	$17,300

Effect of Approval of Restructuring Plan

The approval of the restructuring plan includes the restructuring of our senior and subordinated debt, the issuance of stock to key employees, the issuance of warrants to Advicorp and all the transactions related thereto. IF WE ARE UNABLE TO EFFECT THE RESTRUCTURING PLAN, IT IS LIKELY THAT WE WOULD SEEK PROTECTION UNDER THE BANKRUPTCY CODE, WHICH WOULD VERY LIKELY RESULT IN YOUR LOSS OF YOUR ENTIRE INVESTMENT IN OUR STOCK. HOWEVER, THE IMPLEMENTATION OF THE RESTRUCTURING PLAN DOES NOT, BY ITSELF, PROVIDE ANY ASSURANCE THAT IT WILL NOT BE NECESSARY FOR US TO SEEK PROTECTION UNDER THE BANKRUPTCY CODE.

Possible Transactions Following Restructuring Plan

We have in the past engaged in discussions with other companies with respect to the sale of all or part of our business. These discussions have not resulted in any agreement, and all of these negotiations have been terminated. We continue to receive unsolicited inquiries from companies in our industry that are evaluating the possibility of acquiring our business. We will negotiate in good faith with respect to proposals that the board of directors believes are in our best interest. Although we are not currently engaged in negotiations, it is possible that we may enter into negotiations relating to the sale of either or both of our divisions. We cannot predict whether we will enter into an agreement with respect to any sale, what the terms of any sale would be or the extent, if at all, such a sale would result in payments to our stockholders. Thus, it is possible that we may sell our business on terms which will not generate a significant payment, or any payment, to our common stockholders. Our reduced level of business resulting in our losses during 2007 and the first quarter of 2008 may affect both our ability to effect a sale of all or part of our business and the terms on which any sale could be made. However, if we do not effect the reverse split and implement the restructuring plan, and if we were to sell our business and assets, all of the net proceeds of sale would be paid to our noteholders and nothing would be paid to our common stockholders. If we were unable to effect a sale and to generate profitable operations, it may be necessary for us to seek protection under the Bankruptcy Code regardless of whether the debt restructure has been implemented.

Vote Required

The approval of the restructuring plan requires the affirmative vote of the holders of a majority of the shares of common stock present and voting at the meeting, provided that a quorum is present. Signed proxies that are received in response to this solicitation will, in the absence of contrary specification, be voted in favor of the approval of the restructuring plan. If the one-for-11.11 reverse split is not approved by the stockholders, we will not vote on the restructuring plan since we cannot implement the restructuring plan without the one-for-11.11 reverse split.

The Board of Directors recommends a vote FOR the reverse split.

APPROVAL OF THE SELECTION OF INDEPENDENT ACCOUNTING FIRM

The audit committee has approved the selection of BDO Seidman, LLP as our independent registered accounting firm for the year ended December 31, 2008. The following is a summary of the fees for professional services rendered by our independent accountants, BDO Seidman, LLP, for the years ended December 31, 2007 and 2006.

	Fees
Fee Category	2007	2006
Audit fees	$288,000	$239,400
Audit-related fees	14,100	12,500
Tax fees	32,000	30,000
Other fees	42,000	--
Total Fees	$376,100	$281,900

Audit fees.    Audit fees represent fees for professional services performed by BDO Seidman, LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements. The specific service was the audit of our retirement plan.

Tax Fees. Tax fees represent fees for tax compliance services performed by BDO Seidman, LLP.

Other fees.     BDO Seidman, LLP performed services related to the restructuring of our senior and subordinated debt as described in this proxy statement.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. All services were pre-approved by the audit committee.

Vote Required

The approval of the independent registered accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present and voting at the meeting provided that a quorum of present. Signed proxies that are received in response to this solicitation will, in the absence of contrary specification, be voted in favor of the approval of BDO Seidman, LLP as independent registered accounting firm for 2008.

The Board of Directors recommends a vote FOR the proposal. If the proposal is not approved, the audit committee will reconsider its selection.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information at to shares of common stock beneficially owned as of May 1, 2008, by:

•	each director and nominee for director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
William V. Carney	138,022	1.4%
Michael A. Tancredi	39,238	*
Warren H. Esanu	52,000	*
Herbert H. Feldman	111,631	1.1%
Marco M. Elser	356,376	3.5%
Edward B. Kornfeld	26,317	*
All directors and executive officers as a group (6 individuals)	723,584	7.2%
____________
*	Less than 1%.

Except as otherwise indicated, each person has the sole power to vote and dispose of all shares of common stock listed opposite his name.

The number of shares owned by our directors and officers named in the summary compensation table includes shares of common stock which are issuable upon exercise of options that are exercisable at May 1, 2008 or will become exercisable by July 31, 2008. Set forth below is the number of shares of common stock issuable upon exercise of those options for each of these directors and officers.

Name	Shares
William V. Carney	15,000
Michael A. Tancredi	--
Warren H. Esanu	50,000
Herbert H. Feldman	50,000
Marco M. Elser	40,000
Edward B. Kornfeld	--
All officers and directors as a group	155,000

MANAGEMENT

The following table sets forth certain information with respect to our executive officers.

Name of Executive Officer	Position
Edward B. Kornfeld	Chief executive officer and chief financial officer
Michael A. Tancredi	Senior vice president, secretary and treasurer

All of our officers serve at the pleasure of the board of directors. Mr. Tancredi is also a member of the board of directors, and Mr. Kornfeld is a nominee for election as a director. See “Election of Directors” for information concerning Mr. Kornfeld and Mr. Tancredi. There is no family relationship between any of our executive officers.

Compensation

The following tables set forth below a summary of the dollar values of the total annual compensation provided to the only person who served as our chief executive officer and our chief financial officer during 2007. No other officer received compensation of $100,000 or more during 2007.

Summary Compensation Table

Name	Year	Salary	Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation	Total
Edward B. Kornfeld, chief executive officer and chief financial officer	2007 2006 2005	$271,250 256,250 237,000	$	-- 60,000 50,000	$	-- -- --	$	-- -- --	$	-- -- --	$6,939 6,865 6,714	$278,189 323,115 293,714

Compensation to Mr. Kornfeld does not include fees of $12,000 paid in 2007, $48,000 paid in 2006 and $36,000 in 2005 to Tatum CFO Partners, of which Mr. Kornfeld is a partner, for services rendered to us by Mr. Kornfeld. “All Other Compensation” includes a payment to the executive’s account pursuant to our 401(k) Plan, group life insurance in amounts greater than that available to all employees and special long term disability coverage. All Other Compensation includes for Mr. Kornfeld 401(k) match ($3,375) and supplemental insurance ($ 3,564) for 2007, 401(k) match ($3,300) and supplemental insurance ($3,565) for 2006, and 401(k) match ($3,150) and supplemental insurance ($3,564) for 2005.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. We do not believe that this provision will effect the deductibility of our compensation to our chief executive officer under his employment agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance. We seek to offer a balanced mix of cash and equity-based compensation designed to align the short- and long-term interests of our executives with that of our stockholders and to encourage executives to act as and on behalf of our stockholders.   We seek to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential for long-term rewards under our long-term incentive program. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term equity-based incentive grants encourage executives to focus on our long-term goals as well. These incentives are based on financial objectives of importance to us, including revenue and earnings growth, return on invested capital, and creation of shareholder value. Our compensation program also accounts for individual performance, which enables the committee to differentiate among executives and emphasize the link between personal performance and compensation. Our compensation practices reflect our pay-for-performance philosophy

The key elements of executive compensation are base salary, annual performance incentive awards, and long-term equity-based incentive grants. A table showing the value of total annual compensation provided to the named executive officers is set forth below under “Value of Total Compensation.”

We have been limited in the past on the incentives that we could make available to our executive officers and we did not grant options to any of our officers in 2006 or 2007. We expect, however, that in 2008, equity incentives will represent an important aspect of our executive compensation program.

Elements of Executive Compensation

Base Salary

Our compensation committee annually reviews and determines the base salaries of the chief executive officer and other members of senior management, with its determination with respect to the chief executive officer being subject to approval by the entire board. In each case, the committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

Performance-Based Annual Incentive Awards

Annual performance incentives are tied to our overall performance, as well as the performance of each executive and of his or her area of responsibility or business unit. An annual bonus is awarded the chief executive officer by the committee based on its evaluation of the effectiveness of the executive for each year. In addition, management sets certain financial and operational objectives for each business unit manager that are designed to promote key company initiatives.

Incentive award payments are made to the heads of business units based on the business units’ performance, ranging from $0 for meeting the business units’ operating income goal to a maximum of $30,000 of the performance operating income target, pre-established by the committee, with the committee having discretion to grant additional awards based on other factors.

Performance Level	Funding Level
Meet target	No funding
At least 1%, but less than 10% above target	$5,000
At least 10%, but less than 15% above target	$7,500
At least 15%, but less than 20% above target	$12,500
20% or more above target	$20,000 to $30,000

Long-Term Incentive Awards

We provide a stock award plan and two stock option plans to award officers and key managers, which are described under “Long-Term Incentive Plans.”

Review of all Components of CEO Compensation

The compensation committee has reviewed all components of the CEO’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock options, the dollar value to the executive and cost to us of all perquisites and other personal benefits, and under several potential severance and change-in-control scenarios.

The Committee’s Conclusion

Based on its review, the committee concluded that the CEO’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive. Since we sustained loss in 2007, we did not award bonus compensation to our CEO or to any senior executive office. It should be noted that when the committee considers any component of the CEO’s total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) options are taken into consideration in the committee’s decisions. At the committee’s meetings during the year, the CEO’s proposed compensation is presented, reviewed and analyzed in the context of all the components of his total compensation. Members then have additional time between meetings to ask for additional information and to raise and discuss further questions, after which a vote is taken.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The compensation committee is composed exclusively of non-employee, independent directors. The committee reviews the compensation program for the chief executive officer and other members of senior management, including the executive officer listed on the Summary Compensation Table (the “named executives”), and determines their compensation. In the case of the chief executive officer, the compensation determination made by the committee is also subject to approval by the entire board. The committee also oversees overall employee compensation and the administration of our employee benefits and benefit plans.

Compensation of the Chief Executive Officer

The committee meets each year in executive session to evaluate the performance of the chief executive officer, the results of which are used to determine his compensation. The committee approved a 4% and 6% salary increase for Mr. Kornfeld in both 2007 and 2006, respectively. Effective April 1, 2006 Mr. Kornfeld’s salary was increased from $245,000 to $260,000, and was increase to $275,000 on April 1, 2007. These increases also recognized Mr. Kornfeld’s additional responsibilities as our chief executive officer while continuing to serve as our chief financial officer in 2006 and 2007. In view of the Corporation's failure to achieve its 2007 goals, Mr. Kornfeld did not receive a salary increase on April 1, 2008.

The committee also awarded Mr. Kornfeld a $60,000 annual incentive payment in November 2006 based on our overall financial performance, as well as his leadership in advancing our strategies of increasing profitable revenue growth through innovation, improving operating effectiveness and strengthening our organizational capabilities. The committee also reviewed perquisites and other compensation paid to Mr. Kornfeld for fiscal 2005, during which he served as president, chief operating officer and chief financial officer, and found these amounts to be reasonable. The committee did not award bonus compensation in 2007 because we sustained a net loss for the year.

Stock Incentive Plans

We have two stock option plans pursuant to which we may grant options to key employees, including officers. Pursuant to these plans, at May 1, 2008, there were no outstanding options to purchase common stock from the 1996 plan and 155,000 shares of common stock from the 1999 plan, together with any outstanding options which expire or are terminated prior to the expiration of the applicable plan. Pursuant to these plans, each non-management director received the automatic grant of a five-year option to purchase 5,000 shares (or, if there are not sufficient shares available, the number of available shares divided by the number of non-management directors) of common stock a price per share equal to the average closing price of the common stock for the last ten trading days in April. During 2007 and 2006, we did not grant Mr. Kornfeld any options, and Mr. Kornfeld did not exercise any options to purchase shares of our common stock. As of December 31, 2007, Mr. Kornfeld did not have any outstanding options and no stock appreciation rights were granted.

Option Awards

No options were granted to Mr. Kornfeld, the only officer named in the summary compensation table, during 2007 and at December 31, 2007, Mr. Kornfeld did not hold any options.

Aggregate Option Exercises in Last Year and Year-end Option Values

There were no options to purchase shares of our common stock or stock appreciation rights exercised by our executive officer who is named in the Summary Compensation Table during 2007. At December 31, 2007, the officer had no outstanding options. No stock appreciation rights were granted.

Employment Agreement

We have an employment agreement and a salary continuation agreement with Mr. Kornfeld. The employment agreement has a term which expires March 31, 2010 and continues on a year-to-year basis thereafter unless terminated by either party on not less than 90 days’ prior written notice. Salary is determined by the board, except that the salary may not be reduced except as a part of a salary reduction program applicable to all executive officers and was increased to $275,000 on April 1, 2007. In March 2006, Mr. Kornfeld was elected as chief executive officer and his annual salary rate was increased from $245,000 to $260,000. Upon death or termination of employment as a result of a disability, Mr. Kornfeld or his estate is to receive a payment equal to three months salary. Upon a termination without cause, Mr. Kornfeld is entitled to receive his then current salary for twelve months plus one month for each full year of service up to a maximum aggregate of 36 months. In the event that Mr. Kornfeld is covered by an executive severance agreement, including the salary continuation agreements (as described below), which provides for payments upon termination subsequent to a “change of control,” Mr. Kornfeld would be entitled to the greater of the severance arrangements as described in this paragraph or the severance payments under the executive severance agreements. We also have a month-to-month agreement with Tatum CFO Partners of which Mr. Kornfeld is a partner, pursuant to which we pay Tatum CFO Partners $1,000 per month for Mr. Kornfeld’s services.

The salary continuation agreement provides that, in the event that a change of control occurs and Mr. Kornfeld’s employment with us is subsequently terminated by us other than for cause, death or disability, or is terminated by Mr. Kornfeld as a result of a substantial alteration in his duties, compensation or other benefits, the executive shall be entitled to the payment of an amount equal to his monthly salary at the rate in effect as of the date of his termination (or, if higher, as in effect immediately prior to the change in control) plus the pro rata monthly amount of his most recent annual bonus paid immediately before the change of control multiplied by 24. For purposes of the salary continuation agreement, a change of control is defined as one which would be required to be reported in response to the proxy rules under the Securities Exchange Act of 1934, as amended, the acquisition of beneficial ownership, directly or indirectly, by a person or group of persons of our securities representing 25% or more of the combined voting power of our then outstanding securities, or, during any period of two consecutive years, if individuals who at the beginning of such period constituted the board cease for any reason to constitute at least a majority thereof unless the election of each new director was nominated or ratified by at least two-thirds of the directors then still in office who were directors at the beginning of the period. The change of control must occur during the term of the salary continuation agreement, which is currently through August 31, 2008 and is renewed automatically unless we give timely notice prior to January 1 of any year of our election not to renew the agreement. If such a change of control occurs during the effectiveness of the salary continuation agreement, any termination of Mr. Kornfeld during the 18 months following the change of control will result in the payment of the compensation described above

RELATED PARTY TRANSACTIONS

During 2007, Warren H. Esanu, a director, served as a member of our executive, audit and compensation committees. During 2007, the law firm of KatskyKorins LLP (formerly known as Esanu Katsky Korins & Siger, LLP), to which Mr. Esanu is senior counsel, provided legal services to us, for which it received fees of $390,000. KatskyKorins is continuing to render legal services to us during 2008. See “Approval of the Restructuring Plan - Interests of Related Parties in the Restructuring Plan” for information with respect to interests that Mr. Esanu and Mr. Elser or entities in which he has an interest may have in the debt restructuring.

FINANCIAL STATEMENTS

Our audited financial statements, which include our consolidated balance sheets at December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, are included in our Form 10-K for the year ended December 31, 2007. Our unaudited financial statements, which include our consolidated balance sheet at March 31, 2008 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the three months ended March 31, 2008 and 2007 are included in our Form 10-Q for the quarter ended March 31, 2008. A copy of our 10-K for 2007 and our 10-Q for the quarter ended March 31, 2008, either accompany or preceded the delivery of this proxy statement.

Copies of our Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended March 31, 2008 may be obtained without charge by writing to Mr. Michael A. Tancredi, Secretary, Porta Systems Corp., 6851 Jericho Turnpike, Syosset, New York 11791. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. Copies of our Form 10-K and 10-Q are available on our website at http://www.portasystems.com/secfilings/index.html. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

OTHER MATTERS

Other Matters to be Submitted

Our board of directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than December 15, 2008 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than March 31, 2009. If notice of any stockholder proposal is received after March 31, 2009, then the notice will be considered untimely and we are not required to present such proposal at the 2009 annual meeting. If the board of directors chooses to present a proposal submitted after March 31, 2009 at the 2009 annual meeting, then the persons named in proxies solicited by the board of directors for the 2009 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors Edward B. Kornfeld Chief Executive Officer
June 2, 2008

PROXY

PORTA SYSTEMS CORP.

2008 Annual Meeting of Stockholders - July 24, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward Kornfeld and Michael A. Tancredi or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2008 Annual Meeting of Stockholders of Porta Systems Corp. (the "Company"), to be held at 11:00 a.m., local time, on Monday, July 24, 2008, at the offices of the
Company, 6851 Jericho Turnpike, Syosset, New York 11791, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1) To elect the following six (6) directors:

William V. Carney, Marco M. Elser, Warren H. Esanu, Herbert H. Feldman, Edward B. Kornfeld, and Michael A. Tancredi,

|_| FOR all nominees listed above (except as marked to the contrary below).

|_| Withhold authority to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.

(2) To approve the one-for-11.11 reverse split of the Company’s common stock:

FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) To approve the restructuring plan:

FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) To approve the selection of BDO Seidman, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2008:

FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) In their discretion, upon the transaction of such other business as may properly come before the      meeting;

all as set forth in the Proxy Statement, dated June 2, 2008.

The shares represented by this proxy will be voted on Items 1, 2, 3 and 4 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1, 2, 3 and 4.

If you plan to attend the meeting please indicate below:

I plan to attend the meeting |_|

Dated: _________________________, 2008

(Signature(s))

Please sign exactly as name(s) appear
hereon. When signing as attorney,
executor, administrator, trustee or
guardian, please give full title as such.

Please date, sign and mail this proxy in
the enclosed envelope, which requires no
postage if mailed in the United States.